EXHIBIT 8.1

DENTONS US LLP

2000 McKinney Avenue, Suite 1900

Dallas, Texas 75201

August 11, 2016

Weingarten Realty Investors

2600 Citadel Plaza Drive, Suite 125

Houston, Texas 77008

Ladies and Gentlemen:

We are acting as securities counsel for Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), in connection with the registration of $250,000,000 aggregate principal amount of the Company's 3.250% Notes due 2026 (the "Notes") under the prospectus supplement dated August 2, 2016 supplementing the prospectus dated September 29, 2014 (collectively, the "Prospectus") that forms part of the Company's Registration Statement on Form S-3 (File No. 333-198994) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. These opinions relate to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

For the purposes of rendering our opinion, we have examined and are relying upon such documents (including all exhibits and schedules attached thereto) as we have deemed relevant or necessary, including:

1.	The Declaration of Trust of the Company and the Bylaws of the Company, each as amended;

2.	The Prospectus and the Registration Statement; and

3.	Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter, and our opinion is conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations and warranties, covenants and statements contained therein.

This opinion is also subject to and conditioned upon the truth and accuracy of the representations contained in a written tax certificate executed by one or more officers of the Company (the "Tax Certificate"). The initial and continuing truth and accuracy of the representations contained in the Tax Certificate constitutes an integral basis for the opinion expressed herein and this opinion is conditioned upon the initial and continuing truth and accuracy of these representations.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof), and our opinion is conditioned upon the correctness of, the following:

1.	The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and authenticity of the originals of such documents;

2.	The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents;

3.	All representations and statements set forth in such documents are true and correct;

4.	All obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and

5.	All covenants contained in the Tax Certificate will be performed without waiver or breach of any provision thereof.

We have further assumed the accuracy of the statements and descriptions of the Company's intended activities as described in the Prospectus and that the Company will operate in accordance with the method of operation described in the Prospectus.

Based upon our examination of the foregoing items, subject to the assumptions, exceptions, limitations and qualifications set forth therein, we are of opinion that the Company qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for the taxable year ended December 31, 2015, the Company is organized and its manner of operation is in conformity with the requirements for qualification and taxation as a REIT as of the date of the Registration Statement and that the Company's proposed manner of operation and diversity of equity ownership will enable the Company to continue to satisfy the requirements for qualification as a REIT for the calendar year 2016, if the Company operates in accordance with the methods of operation described in the Registration Statement, including the representations in the Tax Certificate concerning the Company's intended method of operation.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1.	Our opinions expressed herein are based upon interpretation of the current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinions only represent our best judgment and are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. The Internal Revenue Service has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion.

3.	Our opinions are limited in all respects to the federal tax law of the United States and we express no opinion as to various state, local or foreign tax consequences.

4.	The Company's qualification and taxation as a REIT depend upon the Company's ability to satisfy through actual operating results, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary to qualify and be taxed as a REIT.

5.	The foregoing opinions are based upon the proposed method of operation as described in the Registration Statement and facts stated in the Tax Certificate and other documents described herein. We undertake no obligation to review at any time in the future whether the Company has fulfilled the requirements listed in paragraph 4 and this paragraph 5 and, consequently, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy the requirements of the Code necessary to qualify or be taxed as a REIT.

6.	In the event any one of the statements, representations, warranties or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.

We consent to the filing of this opinion as an exhibit to the Form 8-K, filed with the Commission on or around August 11, 2016. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP